Exhibit 10.30

November 4, 2019

Mr. William F. Hulse, IV, Esq.
[**]

Dear Butch,

I am pleased to confirm our offer of employment to you for the position of General Counsel and Secretary on behalf of MiMedx Group, Inc. (“MiMedx” or “Company”), which employment is to commence on or before December 2, 2019. In this position you will report directly to Tim Wright, Chief Executive Officer.

Your initial base salary will be $18,269.23 (gross before deductions) per biweekly pay period, which is equivalent to the gross amount of $475,000 on an annualized basis. Your salary will be payable on a biweekly basis. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance. You will be eligible for your first salary review on May 1, 2020.

You will be eligible to participate in the MiMedx Group 2020 Management Incentive Plan (“MIP”) with an annual target bonus amount equal to fifty percent (50%) of the base salary paid to you in accordance with the terms of such program in effect from time-to-time. You will be eligible to begin participating in the MIP effective January 1, 2020. Your 2020 MIP incentive will be calculated based on the achievement of MiMedx financial targets and your individual objectives. The individual objectives will be comprised of one or more key operational measures and/or outcomes that are specific to your position and directly influenced by your performance. In the 2020 MIP, specified portions of your above-referenced target bonus will be allocated to a) MiMedx revenue performance, b) MiMedx Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and c) your performance in the attainment of your 2020 individual objectives. Following the final approval of the 2020 MIP by the MiMedx Board of Directors, you will receive further confirmation of the details of the 2020 MIP.

Based on the Company’s analysis of competitive data, the Company has established a target annual long-term incentive value for each position eligible to participate in the Company’s stock incentive program. This target is expressed as a percentage of the participant’s annual base salary, and is used as a guide by which to measure the appropriate and competitive value of the annual equity grant to be proposed by the Company for approval by the Compensation committee. In your position of General Counsel and Secretary, your target annual long-term incentive value is one hundred fifty percent (150%) of your annual base salary.
As an incentive to enter into the employ of the Company prior to your receipt of the bonus from your current employer, you will be eligible to receive a one-time bonus payment in the amount of $125,000 (gross before deductions). This amount will be payable within forty-five (45) days following the commencement of your employment with MiMedx. You must be an active employee with the Company on the date of payment in order to remain eligible for the above referenced one-time bonus. In accordance with Company policy, should you voluntarily elect to discontinue employment with MiMedx within twelve (12) months following the date that the above-described one-time bonus was paid, you agree to repay to MiMedx the full amount of the one-time bonus paid to you.

The MiMedx Board of Directors will review your full compensation package as you are expected to be a 16b officer. The terms of your offer include the specific compensation arrangements described above as well as a Change of Control Severance and Restrictive Covenant Agreement. This Agreement would be equal to one times your annual base compensation and one times your annual target bonus. The Severance Agreement will be proposed at the December 12, 2019 Board of Directors meeting. The Company has retained a compensation consultant which is, among other things, reviewing the Company’s severance plan(s) for executives. The consultant will make a formal recommendation to the Compensation Committee of the Board of Directors. You will be entitled to the severance benefits approved by

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

the Compensation Committee for non-CEO executives and will be presented a retention agreement once such benefits are approved.

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs the first day of the month following the date of your employment. You will be eligible to participate in the MiMedx Group 401(k) Plan effective the first day of the month following your employment.

Each such benefit shall be provided in accordance with the terms of the applicable benefit plans, which may be revised at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

This offer is contingent upon a favorable background investigation and a pre-employment drug screen result. Please find attached the Background Authorization form that authorizes the above referenced background investigation, including drug testing, to be conducted. You must sign and complete the form and return it to my attention before the background investigation and drug screen can commence. Drug screenings must be completed within 48 hours of receiving this offer letter. Once we receive the executed Background Authorization form, you will receive an email from Pembrooke with instructions for the drug screen process and a Chain of Custody ID number for specimen collection.

To find the nearest LabCorp location, please go online to www.labcorp.com, go to the “I am a Patient” locator tab, and click on “Find a lab”. Type in your street address, city, state and zip code and make sure the testing service selection is “Routine clinical laboratory collections”, then click “Search”. The lab locations in proximity to your address will be shown. No appointments are necessary. Please make sure that you bring the Chain of Custody ID number and photo identification, such as your driver’s license. If you cannot find a location that is close to you, please call 1-800-247-0717, Monday – Friday from 6am to midnight (CST).

The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company's rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time.

As an employee of MiMedx, you are prohibited from the use or disclosure of confidential information or trade secrets obtained from your past employers. If you have any such documents in your possession, you are expected to return them to the respective organization, and during the course of your employment with the Company, not bring onto MiMedx premises or utilize in any manner such documents, confidential information or trade secrets. While you have not made the Company aware of any such information in your possession, we urge you to abide by this prohibition if such information is currently in your possession.

This offer of employment is contingent on the absence of any restrictive covenants that would prevent you from conducting the duties and responsibilities of your position with MiMedx. By your acceptance of this offer, you represent that you are not a party to any non-disclosure, restrictive covenant or invention assignment agreements currently in effect. If you become aware of any such agreements to which you are a party, by your acceptance of this offer, you agree to provide us with a copy of such additional agreements.

As a condition of your employment, you will be required to sign and comply with the enclosed MiMedx Confidentiality and Non-Solicitation Agreement, MiMedx Employee Inventions Assignment Agreement, and MiMedx Non-Competition Agreement. If the provisions of this offer are agreeable to you, please sign this letter to indicate your acceptance and return one copy along with the above-referenced agreements in the enclosed self-addressed envelope.

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

Butch, I am delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to your joining MiMedx. Please feel free to contact me via email or telephonically at 770-651-9155 if you have any questions.

Sincerely,

/s/ Lee Ann Lawson

Lee Ann Lawson
Senior Vice President, Human Resources

cc: Timothy Wright

ACCEPTANCE
I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ William F. Hulse IV

William F. Hulse, IV

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com